Exhibit 10.4

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote omissions.

AGREEMENT

             THIS AGREEMENT is made effective as of the 2nd day of June, 2000, (the “Effective Date”) by and between COULTER PHARMACEUTICAL, INC., a Delaware corporation, located at 600 Gateway Boulevard, South San Francisco, CA 94080 (“Coulter”), and Eligix, Inc., located at 200 Boston Avenue, Medford, MA 02155 (“Eligix”).

             Coulter desires to transfer to Eligix, and Eligix desires to receive, certain biological materials as described in the attached Exhibit A (the “Materials”) and/or Confidential Information (as defined below) solely to enable Eligix to perform the activities described in the attached Exhibit B (the “Activities”).

             In reliance upon and in consideration of the following undertakings, and for other good and valuable consideration, the parties hereby agree as follows:

             1.          No later than three (3) days after the execution of this Agreement, Coulter will ship to Eligix the Materials.  Eligix shall have two (2) weeks from receipt of such shipment of Materials to notify Coulter in writing that some or all of the Materials do not conform with certain criteria of Eligix for such Materials set forth in Exhibit C (the “Eligix Criteria”).  If Eligix does not notify Coulter in writing of any such non-conformity within such two-(2) week period, Eligix shall be deemed to have accepted the Materials.  Any Materials that are not accepted by Eligix shall be promptly returned to Coulter.

             2.          At a mutual agreeable time, an Eligix regulatory representative will travel to Coulter to examine and copy the documents described in Exhibit D.

             3.          In consideration of the transfer of Materials and Confidential information to Eligix, Eligix shall pay to Coulter upon the execution of this Agreement a non-reimbursable advance in the amount of [**] thousand U.S. dollars ($[**]).  In addition, no later than three (3) days after acceptance of the Materials set forth in Exhibit A, Eligix will pay to Coulter the sum of [**] U.S. dollars ($[**]) per gram of accepted Material.  The advance payment referred to in the prior sentence shall be credited against the price of Materials accepted by Eligix.  Any and all taxes (other than income tax) due as a result of the transfer of the Materials to Eligix will be the responsibility of, and be paid by Eligix.  Delivery shall be made to FCA Coulter’s facilities in South San Francisco, CA (INCOTERMS 1990) or any other delivery point designated by Coulter.  All payments to be made under this Agreement shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by Coulter.

             4.          Eligix covenants not to make, have made and/or use the Materials for any purpose other than the performance of the Activities as set forth in Exhibit B.  Eligix further covenants that it will not use, or permit any third party to use, the Materials for any in vivo use.

             5.          Eligix represents and warrants to Coulter that (a) it has all rights and licenses necessary to make, have made and/or use the Materials to perform the Activities, and (b) its use of the Materials will not infringe any patents and/or other intellectual property rights of any third party, nor conflict with the terms and conditions of any agreement it has with any third party.

             6.          Eligix understands and agrees that the Materials may have unpredictable and unknown biological and/or chemical properties and that they are to be used with caution.  Eligix covenants to use the materials in compliance with all applicable laws and regulations, including, but not limited to, any laws or regulations relating to the research, testing, clinical testing, production, storage, transportation, export, packaging, labeling or other use of the Materials.

             7.          Eligix shall keep complete and accurate records of the Activities performed under and pursuant to this Agreement for the term of this Agreement and for [**] years thereafter.  Upon request by Coulter, Eligix shall prepare and deliver to Coulter a report detailing its use of the Materials solely for the purpose of verifying that Eligix has used the Materials solely to perform the Activities.

             8.          During the term of this Agreement and for a [**] year period thereafter, Eligix agrees to maintain in strict confidence and not to disclose to any third party any and all knowledge, know-how, practices, processes, ideals or other information, whether or not patentable or copyrightable, disclosed or submitted to Eligix by Coulter in written, graphic, electronic, oral, or other tangible or intangible form (hereinafter referred to as “Confidential Information”).  Eligix shall use the Confidential Information only for the purposes specified in this Agreement and to perform the Activities, and for no other purposes.  Eligix may disclose Confidential Information to its employees, officers, agents, affiliates and potential or actual third party manufacturers approved in writing by Coulter requiring access thereto for the purposes of this Agreement provided each such employee, officer, agent, affiliate and approved potential or actual third party manufacturer is bound by agreement to maintain Confidential Information in confidence and to use such information solely to perform the Activities.  Eligix will take all steps necessary to ensure that its employees, officers, agents, affiliates and potential or actual third party manufacturers will comply with the terms and conditions of this Agreement.

             9.          The obligations of Section 8 shall not pertain to any information which, to the extent that Eligix can establish by competent written proof:

(a)         at the time of disclosure is in the public domain;

(b)        after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by Eligix its employees, officers, agents, affiliates and approved potential or actual third party manufacturers;

(c)         as evidenced by written records was in Eligix’s possession at the time of disclosure by Coulter, or was subsequently and independently developed by Eligix’s employees, officers, agents or affiliates who had no knowledge of or access to the Confidential Information;

(d)        is received by Eligix from a third party with the lawful right to disclose such information and who has not obtained the information either directly or indirectly from Coulter; or

(e)         is disclosed as required by law or regulation, or in response to a valid order of a court of the United States or any political subdivision thereof.

In the event that Confidential Information is required to be disclosed pursuant to subsection (e), Eligix shall give notice to Coulter and shall make a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

             10.        Nothing in this Agreement shall be construed as conferring on Eligix any express or implied license or option to license any disclosed or transferred Confidential Information, Materials, technology, or any patent application owned by Coulter.

             11.        THE MATERIALS AND CONFIDENTIAL INFORMATION ARE SUPPLIED TO ELIGIX WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANT OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THEY ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.  THE COMPANY MAKES NO REPRESENTATIONS THAT THE USE OF THE MATERIALS OR CONFIDENTIAL INFORMATION WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTIES.

             12.        In no event shall Coulter be liable for any use by Eligix of the Materials and/or Confidential Information.  Eligix agrees to indemnify, defend and hold harmless Coulter, its officers, directors, shareholders, representatives, affiliates, employees and agents from and against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses of whatsoever kind or nature (including reasonable attorney fees and expenses), resulting from or arising out of: (a) the performance of Activities; (b) any third party claims based upon, resulting from or arising out of the use of the Material by Eligix; (c) the manufacture, use, handling, transportation, storage, marketing or sale of the Material by Eligix; (c) the manufacture, use, handling, transportation, storage, marketing or sale of the Materials and/or any product or service resulting from or arising out of the Materials, by Eligix, its employees, officers, agents, affiliates, sublicensees and third party manufacturers; (d) any third party claims based upon, resulting from or arising out of any breach by Eligix of any covenant, representation or warrant set forth in this Agreement; (e) any third party claim, suit or action based upon death or injury to any person or damage to any property caused by or otherwise resulting from any subject matter discussed in subsections (a) or (c) above.

             13.        Either party may terminate this Agreement upon the material breach of the other party, provided that the non-breaching party gives the breaching party [**] days notice thereof, and an opportunity to cure such breach within such [**] day period.  Coulter may terminate this Agreement upon written notice to Eligix if Eligix does not request delivery of the remainder of the Materials as set forth in Section 1 prior to the expiration of the first anniversary of the Effective Date.  Sections 7, 8, 9, 11, 12 and 14 will survive the termination or expiration of this Agreement for the period set forth in the applicable Section, or it no period is set forth, perpetually.  In any event, this Agreement will terminate upon completion of the Activities.  Promptly upon any termination of this Agreement, Eligix will deliver to Coulter or destroy, at Coulter’s option, cost and expense, any and all remaining Materials and all Confidential Information in the possession of Eligix, its employees, officers, agents, affiliates, sublicensees and contractors.

             14.        Any notice given under this Agreement shall be in writing and addressed to the other party at the address shown below for such party, or to such other address as either party shall designate in writing to the other, and sent by registered mail or certified mail, private carrier or confirmed facsimile transmission.  Notices shall be deemed to have been given five (5) days after mailing to the addressee when sent by certified mail, upon receipt by addressee when delivered by private carrier or upon receipt when sent by confirmed facsimile transmission.

If to Coulter:	Vice President & CFO
Coulter Pharmaceutical, Inc.
600 Gateway Boulevard
South San Francisco, CA 94080
Fax: 650/553-2025
Phone: 650/553-1957

Copy to:	Director, Contracts
Coulter Pharmaceutical, Inc.
600 Gateway Boulevard
South San Francisco, CA 94080
Fax: 650/553-1210
Phone: 650/553-1323

If to Eligix:	President	Copy to:	Hale and Dorr LLP
	Eligix, Inc.		60 State Street
	200 Boston Avenue		Boston, MA 02109
	Medford, MA 02155		Attn: Steven Singer, Esq.
	Fax: 781/393-8507		Fax: 617/526-5000
	Phone 781/393-8500		Phone: 617/526-6409

             15.        This Agreement and the Exhibits hereto sets forth the complete and final agreement of the parties regarding the subject matter discussed herein and supersedes and terminates all prior agreements and understandings, written or oral, between the parties hereto.  This Agreement may be amended only by a writing signed by the parties.  This Agreement shall be governed by the laws of the State of California, as those laws are applied to contracts entered into and to be performed entirely in California by California residents.  If any provision in this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall be severed from this Agreement and the remainder of the Agreement will continue in full force and effect.  Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of California, and each party hereby consents to the jurisdiction and venue of such court.

             16.        Either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that such party may have for a breach of this Agreement.

             17.        Neither party is, or will be deemed to be, the legal representative, employee or contractor of the other, nor shall either party have the right or authority to assume, create or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

             18.        Neither party may, without the prior written consent of the other party, assign this Agreement; provided, however, that either party may assign this Agreement without such consent in the event of a merger or in connection with the transfer or sale of all or substantially all of the assets of such party.

             19.        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

             IN WITNESS WHEREOF, the parties have by duly authorized persons, executed this Agreement, as of the date first above written.

ELIGIX:		COULTER PHARMACEUTICALS, INC.:

By:	/s/ David N. Cook	By:	/s/ [illegible]

Title:	Senior Vice President	Title:	Senior Vice President
Research & Development
Date:	June 22, 2000	Date:	June 9, 2000

EXHIBIT A

Description of Materials

Materials	p to 300 grams
(Lots of B1 Monoclonal antibody referenced below)

Lonza Lot	Cytogen Lot	Coulter Lot
28006RC REP	Y7B0973A	2701041	435 vials	97gr
28143RC	Y7B0975A	2702042	868 vials	195 gr

EXHIBIT B

Description of Activities

The Activities contemplated by this Agreement are the development and commercialization of a technology based on the sue of the B1 antibody, in combination with another particle, to purge any body fluid, ex vivo, of all B-cells.

EXHIBIT C

(this section will be filled with Eligix’s own 4-page testing protocol)

EXHIBIT D

Documentation

•            Coulter-generated reports on lot stability and information regarding the Lonza reference standard